SCHEDULE A
Amendment No. 1
Effective April 30, 2020

Homestead Funds, Inc.

Fund	Operating Expense Limit	Expiration of Term of Agreement
Daily Income Fund	0.80%	May 1, 2021
Short-Term Government Securities Fund	0.75%	May 1, 2021
Short-Term Bond Fund	0.80%	May 1, 2021
Stock Index Fund	0.75%*	May 1, 2021
Value Fund	1.25%	May 1, 2021
Growth Fund	0.95%	May 1, 2021
Small-Company Stock Fund	1.50%	May 1, 2021
International Equity Fund (formerly the International Value Fund)	0.99%	May 1, 2021

*

As set forth in Section 1, the Operating Expense Limit with respect to the Stock Index Fund applies to all operating expenses incurred by the Stock Index Fund, including, but not limited to, expenses indirectly incurred by the Stock Index Fund through its investment in the Master Portfolio.

Homestead Funds Trust
Fund	Operating Expense Limit	Expiration of Term of Agreement
Intermediate Bond Fund	0.80%	May 1, 2021

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

HOMESTEAD FUNDS, INC.

on behalf of each of its series set forth on Schedule A

By:	/s/ Mark D. Santero
Mark D. Santero
President and Chief Executive Officer

HOMESTEAD FUNDS TRUST

on behalf of each of its series set forth on Schedule A

By:	/s/ Mark D. Santero
Mark D. Santero
President and Chief Executive Officer

RE ADVISERS CORPORATION

By:	/s/ Mark. D. Santero
Mark D. Santero
President and Chief Executive Officer